Exhibit 10.1
COOPERATION AGREEMENT
This Cooperation Agreement (this “Agreement”), dated as of April 18, 2024 (the “Effective Date”), is by and among Teknovekst Invest AS, a private limited liability company incorporated under the laws of Norway, Vanir Invest Holding AS, a private limited liability company incorporated under the laws of Norway, Teknovekst AS, a company incorporated under the laws of Norway and Tore Ivar Slettemoen (each, a “Stockholder,” and, together, the “Stockholders”), and FREYR Battery, Inc., a Delaware corporation (the “Company”). Capitalized terms in this Agreement shall have the meanings set forth in this Agreement.
WHEREAS, the Company and the Stockholders have engaged in discussions concerning the Company; and
WHEREAS, the Company and the Stockholders desire to enter into an agreement regarding the appointment of Tore Ivar Slettemoen (the “New Director”) as a member of the board of directors of the Company (the “Board”) and certain other matters, in each case, on the terms and subject to the conditions set forth herein;
NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Stockholders and the Company agree as follows:
Section 1.Board of Directors.
(a)New Director. Within seven (7) days following the Effective Date, the Board and all applicable committees thereof shall take (or shall have taken) such actions as are necessary to appoint the New Director as a member of the Board, with an initial term expiring at the Company’s 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”).
(b)2024 Annual Meeting Nominees.
(i) The Company shall include the New Director as a director nominee on its slate for election at the 2024 Annual Meeting. The Board and all applicable committees thereof shall take such actions as are necessary so that the slate of nominees recommended by the Board in the Company’s proxy statement and on its proxy card relating to the Annual Meeting shall include the New Director.
(ii)The New Director agrees to provide to the Company (x) information requested by the Company that is required to be disclosed in a proxy statement or other filing under any applicable law, stock exchange rule, or listing standard, or as may be requested or required by any regulatory or governmental authority having jurisdiction over the Company or its Affiliates and (y) such other information reasonably requested by the Company generally applicable to non-management directors of the Company.
(c)New Director Agreements, Arrangements, and Understandings. Each of the Stockholders represents, warrants, and agrees that neither it nor any of its Affiliates

(i) has paid or will pay any compensation to the New Director in connection with his nomination to or service on the Board or any committee thereof or (ii) has or will have any agreement, arrangement or understanding, written, or oral, with the New Director in connection with such individual’s nomination to or service on the Board or any committee thereof.
(d)Company Policies. The parties acknowledge, and the New Director agrees, that the New Director, upon election or appointment to the Board, will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related person transactions, fiduciary duties, codes of conduct, trading, and disclosure policies, director resignation policy, stock ownership guidelines, and other governance guidelines and policies of the Company as other directors of the Company (collectively, the “Company Policies”), and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation, and fees, as are applicable to all non-management directors of the Company and the New Director shall deliver executed copies of customary onboarding materials applicable to all non-executive directors of the Board. The Company represents and warrants that: (a) all Company Policies currently in effect are publicly available on the Company’s website or described in its Form S-4/A registration statement filed with the Securities and Exchange Commission (the “SEC”) on October 31, 2023, or have otherwise been provided to the Stockholders prior to the date hereof (or are customary policies applicable to all non-executive directors that have not been adopted, amended or modified since February 14, 2024 and will be provided to the New Director as part of the Company’s standard onboarding process), and from the date hereof, until the appointment of the New Director, such Company Policies will not be amended prior to the appointment of the New Directors other than as may be required to implement this Agreement and (b) prior to the Expiration Date, any changes to the Company Policies, or new Company Policies, will be adopted in good faith and not for the purpose of undermining or conflicting with the arrangements contemplated hereby. The Company acknowledges and agrees that (i) no Company Policy shall in any way inhibit any Board members (including the New Directors) from engaging in dialogue with the Stockholders so long as they comply with applicable law, their confidentiality obligations to the Company, their fiduciary duties to the Company, the Company’s Corporate Governance Guidelines in their capacity as Board members, and, with respect to the New Director, this Agreement, (ii) no Company Policy shall be violated by the New Director receiving indemnification and/or reimbursement of expenses from the Stockholders or their respective Affiliates in connection with his or her service or action as an employee of a Stockholder or an Affiliate of a Stockholder (and not in connection with his or her service or action as a director of the Company), and (iii) no Company Policy shall apply to the Stockholders (excluding the New Director) and their Affiliates as a result of the New Director’s appointment to, or service on, the Board, including Company Policies with respect to trading in the Company’s securities (other than the New Director), as the Stockholders and their Affiliates are not directors or employees of the Company; provided, that this sentence does not in any way limit and shall not be deemed to exclude the Stockholders and their Affiliates from any limitations or obligations under applicable law, including federal securities laws.
Section 2.Cooperation.
(a)Non-Disparagement. From the execution of this Agreement until expiration of the Cooperation Period, the Company and each Stockholder shall refrain from making, and shall cause its respective Affiliates (with respect to the Company, excluding any un-Controlled Affiliates) and each of its and their respective principals, directors, members, general partners, officers and employees (collectively, “Covered Persons”) not to make or cause to be made any written or oral statement, announcement or media placement or publication (each, a “Statement”) that constitutes an ad hominem attack on, that otherwise disparages, defames, slanders, or otherwise calls into disrepute, or that is otherwise reasonably likely to damage the reputation of (i) in the case of any Statement by any of the Stockholders or their Covered Persons: the Company, any of its Affiliates or any of its or their respective current or former Covered Persons and (ii) in the case of any Statement by the Company or its Covered Persons: any of the Stockholders, any of their respective Affiliates or any of their respective current or former Covered Persons, in each case including (A) in any statement, document, or report filed with, furnished to, or otherwise provided to the SEC or any other governmental or regulatory authority, (B) in any press release or other form of Statement made available to any form of media and (C) to any journalist or member of the media (including in a television, radio, newspaper, or magazine interview, podcast or Internet or social media communication). The foregoing shall not (x) restrict the ability of any Person to comply with any subpoena or other legal process or respond truthfully to a request for information from any governmental or regulatory authority with jurisdiction over such Person or to enforce such Person’s rights under this Agreement or (y) apply to any private communication among the Stockholders and their Affiliates, Covered Persons and Representatives (in their respective capacities as such), on the one hand, and among the Company and its Affiliates, Covered Persons and Representatives (in their respective capacities as such), on the other hand.
(b)Voting. In connection with the 2024 Annual Meeting (and any adjournments or postponements thereof), so long as the New Director has been nominated and recommended by the Board for re-election as a director, each Stockholder will cause all of the Common Stock that such Stockholder or any of its Affiliates (or those under common Control) has the right to vote (or to direct the vote), as of the record date for the 2024 Annual Meeting, to be present in person or by proxy for quorum purposes and to be voted at the 2024 Annual Meeting (or at any adjournment or postponement thereof) (i) in favor of each director nominated and recommended by the Board for election at the 2024 Annual Meeting (including the New Director) and (ii) otherwise in accordance with the recommendations by the Board on all other nominations, proposals, resolutions, or business that may be the subject of stockholder action (including any proposal or resolution related to the removal of any director of the Board); provided, however, that the Stockholders and their Affiliates shall be permitted to vote in their sole discretion on any proposal with respect to any Extraordinary Transaction that were not initiated in breach of Section 2(c); provided, that in the event that both Institutional Shareholder Services and Glass Lewis & Co. (including any successors thereof) issue a voting recommendation that differs from the voting recommendation of the Board with respect to any Company-sponsored proposal submitted to stockholders at a shareholder meeting (other than with respect to any matter relating to the Board, including any nomination, proposal, resolution or business in connection with the nomination and election of directors to the Board, the removal of directors from the Board, the size of the Board or the filling of vacancies on the Board), the Stockholders and their Affiliates shall be permitted to vote in accordance with any such recommendation.

(c)Standstill. During the Cooperation Period, each Stockholder will not, and will cause its Affiliates and its and their respective Representatives acting on their behalf (collectively with the Stockholders, the “Restricted Persons”) to not, directly or indirectly, without the prior written consent, invitation, or authorization of the Company or the Board:
(i)acquire, or offer, or agree to acquire, by purchase or otherwise, or direct any Third Party in the acquisition of record or beneficial ownership of or economic exposure to any Voting Securities or engage in any swap or hedging transaction, or other derivative agreement of any nature with respect to any Voting Securities, in each case, if such acquisition, offer, agreement or transaction would result in the Stockholders, together with their Affiliates, having beneficial ownership of, a Net Long Position in, or aggregate economic exposure to more than 15% of the Common Stock outstanding at such time;
(ii)alone or in concert with any one or more Third Parties, (A) call or seek to call (publicly or otherwise) a meeting of the Company’s stockholders or act by written consent in lieu of a meeting (or call or seek to call for the setting of a record date therefor), (B) seek election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in Section 1, (C) make or be the proponent of any stockholder proposal relating to the Company, the Board or any of its committees or support, in any forum open to any Third Party stockholder, any such proposal, (D) seek (including through any “withhold” or similar campaign) the removal of any member of the Board or (E) conduct, call for, or publicly support any other stockholder who conducts or calls for any referendum of stockholders of the Company;
(iii)make any request for stock list materials or other books and records of the Company or any of its Affiliates under Section 220 of the Delaware General Corporation Law or any other statutory or regulatory provision relating to stockholder access to books or records of the Company or any of its Affiliates;
(iv)engage in any “solicitation” (as such term is used in the proxy rules of the SEC, but including, notwithstanding anything to the contrary in Rule 14a-2 under the Exchange Act, solicitations of ten (10) or fewer stockholders that would otherwise be excluded from the definition of “solicitation” pursuant to Rule 14a-2(b)(2) under the Exchange Act) of one or more proxies or consents with respect to the election or removal of one or more directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in any such solicitation of proxies or consents;

(v)disclose to any Third Party, either publicly or in a manner that would reasonably be expected to result in or require public disclosure, its voting or consent intentions or any vote as to any matter submitted to a stockholder vote during the Cooperation Period (it being understood that instructing a Third Party to implement any such vote or consent in a ministerial manner in accordance with this Agreement would not be a violation of this provision), except that such disclosure may be made with respect to any Extraordinary Transaction that were not initiated in breach of this Section 2(c), or to the extent legally required or permitted by the prior written consent of the Company;
(vi)make or submit to the Company or any of its Affiliates any proposal, announcement, statement or request, or offer for or relating to (with or without one or more conditions), either alone or in concert with others, any tender offer, exchange offer, merger, consolidation, acquisition, sale of all or substantially all assets, sale, spinoff, splitoff or other similar separation of one or more business units, business combination, recapitalization, restructuring, reorganization, liquidation, separation, dissolution or similar extraordinary transaction involving the Company or one or more of its direct or indirect subsidiaries and joint ventures or any of their respective securities or assets (each, an “Extraordinary Transaction”), either publicly or in a manner that would reasonably be expected to result in or require public disclosure by the Company or any of the Restricted Persons (it being understood that the foregoing shall not restrict the Restricted Persons from tendering shares, receiving consideration or other payment for shares, or otherwise participating in any Extraordinary Transaction on the same basis as other stockholders of the Company);
(vii)make or submit (either publicly or privately) any proposal, announcement, statement or request, either alone or in concert with others, for or with respect to (A) any change in the number or identity of directors of the Company or the filling of any vacancy on the Board other than as provided under Section 1 of this Agreement, (B) any change in the capitalization, capital allocation policy or dividend policy of the Company or sale, spinoff, splitoff or other similar separation of one or more business units, (C) any other change to the Board or the Company’s management or corporate or governance structure, (D) any waiver, amendment or modification to the Company’s Fourth Amended and Restated Certificate of Incorporation or Bylaws, (E) causing the Common Stock to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing the Common Stock to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
(viii)knowingly encourage or advise any Third Party or knowingly assist any Third Party in encouraging or advising any other Person with respect to (A) the giving or withholding of any proxy relating to, or other authority to vote, any Voting Securities or (B) conducting any type of referendum relating to the Company (including for the avoidance of doubt with respect to the Company’s management or the Board), other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter, or as otherwise expressly permitted by this Agreement;
(ix)form, join, knowingly encourage or knowingly participate in or act in concert with any Group with respect to any Voting Securities, other than solely with Affiliates of the Stockholders with respect to Voting Securities now or hereafter owned by them;
(x)enter into any voting trust, arrangement or agreement with respect to any Voting Securities, or subject any Voting Securities to any voting trust, arrangement or agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), in each case other than (A) this Agreement, (B) solely between or among any two or more of the Stockholders and their Affiliates or (C) granting any proxy in any solicitation approved by the Board and consistent with the recommendation of the Board;
(xi)engage in any short sale or any purchase, sale, or grant of any option, warrant, convertible security, share appreciation right, or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than any index fund, exchange-traded fund, benchmark fund or broad basket of securities) that includes, relates to, or derives any significant part of its value from a decline in the market price or value of any of the Company’s securities and would, in the aggregate or individually, result in the Stockholders ceasing to have a Net Long Position in the Company;
(xii)sell, offer or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, all or substantially all, voting rights decoupled from the underlying Common Stock held by a Restricted Person;
(xiii)institute, solicit or join as a party any litigation, arbitration or other proceeding against or involving the Company, any of its subsidiaries or any of its or their respective current or former directors or officers (including derivative actions); provided, however, that for the avoidance of doubt, the foregoing shall not prevent any Stockholder from (A) bringing litigation against the Company to enforce any provision of this Agreement instituted in accordance with and subject to Section 9, (B) making any counterclaim with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against any Restricted Person, (C) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement, (D) exercising statutory appraisal rights or (E) responding to or complying with validly issued legal process;
(xiv)make any disclosure, communication, announcement or statement, either publicly or in a manner reasonably likely to result in or require public disclosure, regarding any intent, purpose, submission, or proposal with respect to the Board, the Company, its management, policies, affairs, strategy, operations, or financial results, any of its securities or assets or this Agreement, except in a manner consistent with the Press Release and the other provisions of this Agreement; provided, that this Section 2(c)(xiv) shall not prevent the New Director from disclosing his views privately to the Board.
(xv)enter into any negotiation, agreement, arrangement, or understanding (whether written or oral) with any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this Section 2(c);
(xvi)enter into or maintain any economic, compensatory or pecuniary agreement, arrangement or understanding (written or oral) with any director of the Company or nominee for director of the Company; provided, that this Section 2(c)(xvi) shall not apply to the New Director for any economic, compensatory or pecuniary agreement, arrangement or understanding (written or oral) entered into and not related to the New Director’s service on the Board;
(xvii)advise, knowingly encourage, support, instruct or influence any Person with respect to any of the matters covered by this Section 2 or with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders, except in accordance with Section 1, or seek to do so; or
(xviii)make any request or submit any proposal to amend or waive any of the terms of this Agreement (including this subclause), in each case publicly or that would reasonably be expected to result in a public announcement or disclosure of such request or proposal or give rise to a requirement to so publicly announce or disclose such request or proposal;
provided, that the restrictions in this Section 2(c) shall terminate automatically upon the earliest of the following: (i) any material breach of this Agreement by the Company (including, without limitation, a failure to appoint the New Director in accordance with Section 1(a), a failure to include the New Director in the slate of director nominees recommended by the Board in the Company’s proxy statement and on its proxy card relating to the 2024 Annual Meeting in accordance with Section 1(b), or a failure to issue the Press Release in accordance with Section 3) upon five (5) Business Days’ written notice by any of the Stockholders to the Company if such breach has not been cured within such notice period, provided that the Stockholders are not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period; (ii) the Company’s entry into (x) a definitive agreement with respect to any Extraordinary Transaction that, if consummated, would result in the acquisition by any Person or Group of more than 50% of the Voting Securities or assets having an aggregate value exceeding 50% of the aggregate enterprise value of the Company, (y) one or more definitive agreements providing for the acquisition by the Company or its subsidiaries of one or more businesses or assets (excluding, for the avoidance of doubt, acquisitions of raw materials, equipment, facilities or other assets in the ordinary course business operations) having an aggregate value exceeding

25% of the aggregate enterprise value of the Company during the Cooperation Period, or (z) one or more definitive agreements providing for a transaction or series of related transactions which would in the aggregate result in the Company issuing to one or more Third Parties at least 20% of the Common Stock (including on an as-converted basis, and including other Voting Securities with comparable voting power) outstanding immediately prior to such issuance(s) (including in a “PIPE”, convertible note, convertible preferred security or similar structure) during the Cooperation Period (provided that securities issued as consideration for (or in connection with) the acquisition of the assets, securities and/or business(es) of another person by the Company or one or more of its subsidiaries shall not be counted toward this clause (z)) and (iii) the commencement of any tender or exchange offer (by any Person or Group other than the Stockholders or their Affiliates) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any Person or Group of more than 50% of the Voting Securities, where the Company files with the SEC a Schedule 14D-9 (or amendment thereto) that does not recommend that its stockholders reject such tender or exchange offer (it being understood that nothing herein will prevent the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated by the SEC under the Exchange Act in response to the commencement of any tender or exchange offer). Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including the restrictions in this Section 2(c)) will prohibit or restrict any Restricted Person from (I) making any public or private statement or announcement with respect to any Extraordinary Transaction that is publicly announced by the Company or a Third Party, (II) making any factual statement to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such Restricted Person, (III) negotiating, evaluating and/or trading, directly or indirectly, in any index fund, exchange traded fund, benchmark fund which may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Company, or (IV) communicating with the Company privately to any director, the Executive Chairperson of the Board, the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel, and its advisors and employees (in accordance with the Company Policies) regarding any matter, or privately requesting a waiver of any provision of this Agreement, as long as such private communications or requests does not or would not reasonably be expected to require public disclosure of such communications or requests by the Company or any of the Restricted Persons.
Section 3.Public Announcement. Unless otherwise agreed in writing by the Company and the Stockholders, not later than 8:00 a.m. Eastern Time on the seventh (7th) day following the Effective Date, the Company shall issue a press release (the “Press Release”) to be mutually agreed between the Company and the New Director, and shall promptly file with the SEC a Current Report on Form 8-K (the “Form 8-K”) disclosing its entry into this Agreement and including a copy of this Agreement and the Press Release as exhibits thereto. The Company shall provide the Stockholders with a copy of such Press Release and Form 8-K prior to any issuance of or filing with the SEC and shall consider any reasonable and timely comments of the Stockholders and their Representatives. Neither the Company or any of its Affiliates nor the Stockholder or any of their Affiliates shall make any public statement regarding the subject matter of this Agreement, or the matters set forth in the Press Release prior to the issuance of the

Press Release without the prior written consent of the other party. No party shall make any statement inconsistent with the Press Release.
Section 4.Representations and Warranties of the Company. The Company represents and warrants to the Stockholders that: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and, assuming the valid execution and delivery hereof by each of the other parties, is enforceable against the Company in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution, delivery, and performance of this Agreement by the Company does not require the approval of the stockholders of the Company; and (d) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event that, with notice or lapse of time or both, could constitute a breach, violation or default) under or pursuant to, result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.
Section 5.Representations and Warranties of the Stockholders. Each Stockholder represents and warrants to the Company that: (a) such Stockholder has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by such Stockholder, constitutes a valid and binding obligation and agreement of such Stockholder and, assuming the valid execution and delivery hereof by each of the other parties, is enforceable against such Stockholder in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) the execution, delivery and performance of this Agreement by such Stockholder does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such Stockholder or (ii) result in any breach or violation of or constitute a default (or an event that, with notice or lapse of time or both, could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Stockholder is a party or by which it is bound and (d) the Stockholders, together with their Affiliates, beneficially own (as defined in Rule 13d-3 under the Exchange Act) in the aggregate 7,580,446 shares of Common Stock.
Section 6.Definitions. For purposes of this Agreement:
(a)the term “Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act and shall include any Person who otherwise qualifies as an Affiliate at any time subsequent to the date of this Agreement; provided that none of the Company or its Affiliates or Representatives, on the one hand, and the Stockholders and their Affiliates or Representatives, on the other hand, shall be deemed to be “Affiliates” with respect to the other for purposes of this Agreement; provided, further, that “Affiliates” of a Person shall not include any entity solely by reason of the fact that one or more of such Person’s employees or principals serves as a member of such entity’s board of directors or similar governing body, unless such Person otherwise Controls such entity;
(b)the terms “beneficial owner” and “beneficially own” have the meanings set forth in Rule 13d-3 under the Exchange Act, except that a Person will also be deemed to be the beneficial owner of all shares of the Company’s capital stock that (i) such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any right in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional and (ii) such Person or any of such Person’s Affiliates has or shares the right to vote or dispose;
(c)the term “Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York, United States, or Oslo, Norway is closed;
(d)the term “Control” (including the terms “Controlling,” “Controlled”, and “under common Control”) mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Securities, by contract, or otherwise;
(e)the term “Common Stock” means the Company’s common stock, par value $0.01 per share;
(f)the term “Cooperation Period” means the later of the date that (i) the New Director ceases to be a director of the Board and (ii) is thirty (30) calendar days prior to the notice deadline under the Company’s Amended and Restated Bylaws for the nomination of non-proxy access director candidates for election to the Board at the Company’s 2025 annual meeting of stockholders;
(g)the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC;
(h)the term “Group” has the meaning set forth in Section 13(d)(3) of the Exchange Act);
(i)the term “Net Long Position” has the meaning set forth in Rule 14e-4 under the Exchange Act;
(j)the terms “Person” or “Persons” shall be interpreted broadly to include any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(k)the term “Representatives” means a party’s Affiliates, directors, principals, members, general partners, managers, officers, employees, agents, advisors and other representatives;
(l)the term “SEC” means the U.S. Securities and Exchange Commission;
(m)the term “Third Party” means any Person that is not a party to this Agreement or an Affiliate thereof, a director or officer of the Company, or legal counsel to any party to this Agreement; and
(n)the term “Voting Securities” means the Common Stock and any other Company securities entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies; provided that, as pertains to any obligation of the Stockholders or any other Restricted Person (including under Section 2(c)), “Voting Securities” will not include any securities contained in any index fund, exchange-traded fund, benchmark fund or broad basket of securities that may contain or otherwise reflect the performance of, but does not primarily consist of, securities of the Company.
Section 7.Notices. All notices, consents, requests, instructions, approvals, and other communications provided for herein and all legal process in regard to this Agreement will be in writing and will be deemed delivered given and received (a) when (x) delivered in person or (y) transmitted by email (with written confirmation of completed transmission other than any automated reply), (b) on the third business day following the mailing thereof by certified or registered mail (return receipt requested) or transmission by email, as applicable or (c) when delivered by an express courier (with written confirmation of delivery) to the parties hereto at the following addresses (or to such other address as such party may have specified in a written notice given to the other parties); provided that any notice delivered pursuant to clauses (a)(x), (b) or (c) of this Section 7 is also contemporaneously delivered to the email address of such party set forth below (for the avoidance of doubt, such email shall not in and of itself be deemed delivery given and received of such communications and legal process):
If to the Company:

FREYR Battery, Inc.
6&8 East Court Square, Suite 300,
Newnan, Georgia 30263
Attention:     Are Lysnes Brautaset

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:     Demetrius Warrick
Email:         demetrius.warrick@skadden.com

and

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
22 Bishopsgate
London, EC2N 4BQ
Attention:     Denis Klimentchenko
        Danny Tricot
Email:         denis.klimentchenko@skadden.com
        danny.tricot@skadden.com

If to the Stockholders:

Stig André Tanum
Chairman
Teknovekst Invest AS
Solbergveien 51, 3232
Sandefjord, Norway

and

Tore Ivar Slettemoen
with a copy (which shall not constitute notice) to:
Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
Attention:     Travis Wofford
Email:         travis.wofford@bakerbotts.com
At any time, any party may, by notice given in accordance with this Section 7 to the other party, provide updated information for notices under this Agreement.
Section 8.Expenses. All fees, costs and expenses incurred in connection with this Agreement and all matters related to this Agreement will be paid by the party incurring such fees, costs or expenses; provided, however, that the Company shall reimburse the Stockholders for their reasonable and documented out-of-pocket fees incurred through the date hereof in connection with the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $25,000 in the aggregate.
Section 9.Specific Performance; Remedies; Venue; Waiver of Jury Trial.
(a)The Company and the Stockholders acknowledge and agree that irreparable injury to the other party would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Company and the Stockholders will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, THE COMPANY AND EACH STOCKHOLDER AGREES: (1) THE NON-BREACHING PARTY WILL BE ENTITLED TO INJUNCTIVE AND OTHER EQUITABLE RELIEF, WITHOUT PROOF OF ACTUAL DAMAGES; (2) THE BREACHING PARTY WILL NOT PLEAD IN DEFENSE THERETO THAT THERE WOULD BE AN ADEQUATE REMEDY AT LAW AND (3) THE BREACHING PARTY WAIVES THE POSTING OF A BOND OR OTHER SECURITY UNDER ANY APPLICABLE LAW, IN THE CASE THAT ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF.
(b)This Agreement will be governed in all respects, including validity, interpretation, and effect, by the laws of the State of Delaware without giving effect to the choice of law principles of such state. The Company and each Stockholder (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the federal or other state courts located in Wilmington, Delaware) for any action or proceeding based on, relating to, or arising in connection with this Agreement, (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (iii) agrees that any action or proceeding based on, relating to, or arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried, and determined only in such courts, (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (v) agrees that it will not bring any action based on, relating to, or arising in connection with this Agreement or the transactions contemplated by this Agreement in any court other than such courts. The parties to this Agreement agree that the delivery of process or other papers based on, relating to, or arising in connection with any such action or proceeding in the manner provided in Section 7 or in such other manner as may be permitted by applicable law as sufficient service of process, shall be valid and sufficient service thereof; provided that such process or other papers based on, relating to, or arising in connection with any such action or proceeding is also contemporaneously delivered to the email address of such party set forth in Section 7 hereof (for the avoidance of doubt, such email shall not in and of itself constitute effective service of process).
(c)EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED ON, RELATING TO OR ARISING IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. NO PARTY SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.
Section 10.Severability. If, at any time subsequent to the Effective Date, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality, voidness or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.
Section 11.Termination. This Agreement will terminate upon the earlier to occur of (i) the expiration of the Cooperation Period or (ii) any material breach of this Agreement by the parties hereto upon five (5) Business Days’ written notice by the non-breaching party to the breaching party if such breach has not been cured by the end of such notice period; provided that the non-breaching party is not in material breach of this Agreement at the time such notice is given or during the notice period. Upon such termination, this Agreement shall have no further force and effect Notwithstanding anything to the contrary in the foregoing part of this Section 11, Sections 6 to 16 shall survive termination of this Agreement, and no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.
Section 12.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both or all of which shall constitute the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. For the avoidance of doubt, no party shall be bound by any contractual obligation to the other parties until all counterparts to this Agreement have been duly executed by each of the parties and delivered to the other parties (including by means of electronic delivery).
Section 13.No Third-Party Beneficiary. This Agreement is solely for the benefit of the Company and the Stockholders and is not enforceable by any other Person. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other parties in their respective sole discretions, and any assignment in contravention hereof will be null and void.
Section 14.No Waiver. No failure or delay by any party in exercising any right or remedy under this Agreement will operate as a waiver thereof or of any breach of any provision hereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy under this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver shall be effective unless in writing, executed by the waiving party.
Section 15.Entire Understanding; Amendment. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements, and understandings, whether written or oral, between the parties, or any of them, with respect to the subject matter of this

Agreement. This Agreement may be amended only by an agreement in writing executed by the Company and the Stockholders.
Section 16.Interpretation and Construction. The Company and each Stockholder acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same after having had an adequate opportunity to seek the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguity in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by the Company and each Stockholder, and any controversy over any interpretation of this Agreement will be decided without regard to events of drafting or preparation. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” When a reference is made in this Agreement to any Section, such reference shall be to a Section of this Agreement, unless otherwise expressly indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein”, “hereto”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented, except that references to specified rules promulgated by the SEC shall be deemed to refer to such rules in effect as of the date of this Agreement.
[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.
TEKNOVEKST INVEST AS
By:    _/s/Stig Tanum_________
Name:Stig Tanum
Title:    Chairman
VANIR INVEST HOLDINGS AS
By:    _/s/Stig Tanum ________
Name:Stig Tanum
Title:    Chairman
TEKNOVEKST AS
By:    __/s/Tore Ivar Slettemoen_
Name:Tore Ivar Slettemoen
Title:    Chairman
TORE IVAR SLETTEMOEN
______/s/Tore Ivar Slettemoen
    [Signature Page to Cooperation Agreement]

FREYR BATTERY, INC.
By:/s/ Tom Einar Jensen
Name: Tom Einar Jensen
Title: Executive Chairperson
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